EXHIBIT 99.1

Atlas Announces Completion of Sale of Elk Grove Village Property

Chicago, Illinois (May 23, 2012) – Atlas Financial Holdings, Inc. (TSX.V:AFH) (“Atlas” or the “Company”) today announced that it has closed the previously announced sale of its property located at 150 Northwest Point Boulevard in Elk Grove Village, Illinois. The property was sold at slightly higher than book value and proceeds from this cash transaction (approximately $13 million) will be used to support the Company’s plans for future growth. Atlas will remain in the building as a tenant.

Mr. Scott D. Wollney, Chief Executive Officer of Atlas, commented, “We are very pleased to announce the sale of the Elk Grove Village property. At the time Atlas acquired our insurance subsidiaries, we held $15.9 million in real-estate on our balance sheets. In 2011, two of these properties were sold and netted the Company proceeds which exceeded book value. With the sale of this property, Atlas has reduced its holdings of owned real-estate to approximately $166 thousand, a very small component of Atlas’ shareholder’s equity of $56.5 million as at March 31, 2012. We believe this was the last major transition-related initiative necessary to ensure that 100% of Atlas’ resources and attention are focused on the profitable growth of our core commercial auto insurance business.”

About Atlas Financial Holdings, Inc.
The primary business of Atlas is commercial automobile insurance in the United States, with a niche market orientation and focus on insurance for the "light" commercial automobile sector including taxi cabs, nonemergency paratransit, limousine/livery and business auto. The business of Atlas is carried on through its insurance subsidiaries American Country Insurance Company and American Service Insurance Company, Inc. Atlas’ insurance subsidiaries have decades of experience with a commitment to always being an industry leader in these specialized areas of insurance.

Forward-looking Statements
This release includes forward-looking statements regarding Atlas and its insurance subsidiaries and businesses. Such statements are based on the current expectations of the management of each entity. The words "anticipate", "expect", "believe", "may", "should", "estimate", "project", "outlook", "forecast" or similar words are used to identify such forward looking information. The forward-looking events and circumstances discussed in this release may not occur and could differ materially as a result of known and unknown risk factors and uncertainties affecting the Companies, including risks regarding the insurance industry, economic factors and the equity markets generally and the risk factors discussed in the "Risk Factors" section of the Company's Form 10 K for the year ended December 31, 2011 . No forward-looking statement can be guaranteed. Except as required by applicable securities laws, forward-looking statements speak only as of the date on which they are made and Atlas and its subsidiaries undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise.

Contact Information:

At the company:	Investor Relations
Atlas Financial Holdings, Inc.	The Equity Group, Inc.
Scott Wollney, CEO	Adam Prior, Vice President
Phone: 847-700-8600	212-836-9606
swollney@atlas-fin.com	aprior@equityny.com
www.atlas-fin.com	www.theequitygroup.com

Terry Downs, AE
212-836-9615
tdowns@equityny.com